CONSULTING AGREEMENT


     AGREEMENT made this 20th day of July, 1998, by and between THE RATTLESNAKE HOLDING COMPANY, INC., a Delaware corporation (the "Company"), having a place of business at 439 East 82nd Street, New York, New York 10028, and SANDY RAPPAPORT (the "Consultant") with a place of business at 11015 North Dale Mabry, Tampa, Florida 33618.

                                    RECITALS

     The Consultant has extensive experience in the areas of restaurant design and management.

     The Company desires to retain the services of the Consultant, and the Consultant desires to provide his services, on the terms set forth herein. In addition, the Company desires the Consultant to protect certain proprietary interests of the Company concerning non-disclosure and non-competition, and the Consultant desire to do so, on the terms set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements of the parties herein, the parties hereto agree as follows:

     1. Services of Consultant. The Consultant is hereby engaged as a consultant to the Company on the following matters pertaining to the business of the Company and its subsidiaries:

     (a) Design of prototype store;

     (b) Trade dress of store and components;

     (c) Operating format, menus, operating procedures and manuals;

     (d) Signage;

     (e) Promotion, advertising and public relations;

     (f) Construction techniques;

     (g) Site evaluation and future site criteria; and

     (h) Franchising advice.

     The Consultants will provide such advice and consultation as the Company may reasonably request, in each case consistent with the Consultant's experience and expertise. The Consultant may consult in person or via telephone or written report. The Consultant shall provide such time as is necessary for the performance of his services, and shall make such trips to New York as shall be reasonably required (at least one per quarter). The Consultant shall perform his services under this Agreement solely as an independent contractor and not as an agent or employee of the Company or any subsidiary of the Company. The Company shall not be responsible for the payment of any withholding taxes, FICA, workers' compensation, insurance, disability benefits or any fringe benefits and the Consultant is not entitled to any of the same. The only compensation and benefits to which the Consultant shall be entitled hereunder are as set forth in Paragraphs 3 and 4 hereof. The Company shall not be responsible for any injury, loss or damage suffered by Consultant arising out of the performance of his duties hereunder in a negligent or wrongful manner. In connection with its services hereunder, the Consultant shall have no right to bind the Company or any of its subsidiaries.

     2. Term. The term (the "Term") for the services described in Paragraph 1 hereof, except if earlier terminated pursuant to Paragraph 5 hereof, shall be for a period of three (3) years from the date hereof unless extended by the parties.

     3. Payment. The compensation to the Consultant for the services to be rendered by the Consultant are as follows:

     (a) The sum of $1,000.00 per month.

     (b) Within sixty (60) days after the end of each year of this Agreement, a performance bonus as determined in the good faith and sole judgment of the Board of Directors.

     (c) The issuance of a warrant to purchase common stock of the Company on the form now used by the Company, providing as follows:

     (i) Upon investing the $100,000.00 referred to in Paragraph 9(a), the number of shares covered by the warrant shall be 300,000. Upon investing the $50,000.00 referred to in Paragraph 9(b), the number of shares covered by the warrant shall be increased, retroactively, to 400,000 shares.

     (ii) The initial exercise price is $.48 per share.

     (iii) One-third of the warrant may b exercised (cumulatively) for each one year of the Term during which the Consultant renders services in compliance herewith. Notwithstanding the foregoing, if (A) the Company is a party to a merger in which it is not the surviving company, or (B) the Company sells as or substantially all of its assets, the warrant shall then become fully exercisable.

     4. Expenses. The Consultant shall be entitled to reimbursement for expenses reasonably incurred by it in the course of its duties hereunder including costs of requested travel to New York upon his accounting therefor.

     5. Termination of Services.

     (a) The Term for the services in Paragraph 1 may be ended prior to the date specified in Paragraph 2:

     (i) If there is a notice to the Consultant by the Company that the Consultant is in material breach of his obligations hereunder which breach is not cured within 30 days thereafter, or

     (ii) If the Consultant, due to death, disability or otherwise, ceases to render services herewith, or

     (iii) If the Consultant becomes bankrupt or insolvent or ceases his business.

     (b) In the case of Paragraph (a)(ii) above, the Consultant's estate shall be entitled to exercise the warrant presuming he rendered services to the end of the calendar quarter in which the event referred to therein occurred.

     (c) The Consultant shall deliver to the Company any property of the Company which may then be in the Consultant's possession upon the end of the Term and shall resign from any office then held by the Consultant.

     6. Non-Disclosure of Confidential Information. The Consultant acknowledges that it is the policy of the Company to maintain as secret and confidential all information relating to the Company's products and services, its pricing, practices, plans, programs, software and data, and the identity of its customers, employees, consultants, agents and representatives (the "Confidential Information"), and the Consultant further acknowledges that the Confidential Information is of substantial value to the Company. Accordingly, the Consultant agrees that he will not, during or after the Term, disclose or use any Confidential Information other than in connection with the business of the Company, and then only as authorized by the Company in order for the Consultant to perform his services.

     7. Non-Competition. For a period of three (3) years from the date hereof or the Term of this Agreement, if longer, the Consultant shall not, directly or indirectly, engage in any business actually competitive with the business of the Company as conducted the date hereof or during the Term, in each geographic area where the Company conducts such business. The parties agree that the duration and scope of the non-competition provisions set forth in this Paragraph 7 are reasonable. In the event that any court determines that the duration or the scope, or both, are unreasonable and that such provisions are to that extent unenforceable, the parties agree that these provisions shall remain in full force and effect for the greatest time period and in the greatest area that would not render them unenforceable. The parties agree that damages are an inadequate remedy for any breach of this Paragraph 7 and the provisions of Paragraph 6 and that the Company shall, whether or not it is pursuing any potential remedies at law, be entitled to equitable relief in the form of preliminary and permanent injunction without bond or other security upon any actual or threatened breach of such provisions, by the Consultant.

     8. Indemnification. The Consultant covenants and agrees to perform his services in compliance with all applicable laws, rules and regulations of governmental agencies and in a manner which does not violate the rights of any third person, and to timely pay all taxes relating to all compensation hereunder. The Consultant shall indemnify and hold harmless the Company from and against all costs and expenses which the Company may incur, including by way of example and not limitation, reasonable counsel fees and disbursements, as a result of the violation by the Consultant and/or Rattlesnake Holding Co., Inc. or future assigns of their covenants and agreements set forth in this Agreement.

     9. Stock Purchase.

     (a) The Consultant, within two days after the execution and delivery of this Agreement, shall:

     (i) Execute and deliver a stock purchase agreement in the form now used by the Company for the purchase of $100,000.00 of common stock at $.1 per share;

     (ii) Deliver a check payable to Hollenberg, Levin, Solomon, Ross, Belsky & Daniels, LLP, as Attorneys for the amount of the purchase price; and

     (iii) Deliver an offeree questionnaire indicating that the consultant is an accredited investor (the definition of which is known to the Consultant).

     (b) Not later than thirty days after the date on which a veteran food industry executive is appointed by the Company to the Chief Executive Officer or Chairman position, the Consultant shall invest an additional $50,000.00 on the terms set forth in Paragraph 9(a) and take the other actions set forth therein at $.15 per share.

     (c) The provisions of Paragraphs 9(a) and 9(b) are intended to be binding agreements of the Consultant.

     10. General.

     (a) Notice. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and shall be deemed given when delivered to a party or on the first attempted date of delivery after the same is mailed to a party, certified mail, return receipt requested, to the address set forth herein or such other address of which notice is given in accordance herewith.

 (b) Representation. The Consultant represents that he is not bound by any agreement, court order or other obligation which may relate, directly or indirectly, to its obligations hereunder.

     (c) Modification and Waiver. This Agreement may not be changed or terminated orally but only in a writing signed by the parties hereto, and no waiver of a breach of any provision hereof shall be effective unless in writing signed by the party against whom enforcement is sought. No such waiver shall operate or be construed as a waiver of any subsequent breach of such provisions.

     (d) Applicable Law. This Agreement shall be subject to and governed by the laws of the State of New York.

     (e) Controversies. The parties agree that any legal proceedings hereunder shall be brought only in the courts of the State of New York or the United States of America, sitting in the City, County and State of New York.

     (f) Captions. The underlined captions set forth herein are descriptive only, and shall not be deemed to be a part of this Agreement.

     (g) Director. At the request of the Company, the Consultant shall serve as a director of the Company. (h) Counterparts. This Agreement may be executed in counterparts, all of which shall form one agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                              THE RATTLESNAKE HOLDING
                                               COMPANY, INC.


                                           By:/s/Nicolo Ottomanelli
                                              ---------------------------
                                              Nicolo Ottomanelli, President


                                              /s/Sandy Rappaport
                                              ----------------------------
                                              SANDY RAPPAPORT, Individually